June 19, 1996



Mr. Michael R. Williams
Interline Resources Corporation
160 W. Canyon Crest Road
Alpine, Utah  84004

     Re: Letter Agreement - Termination of License and Technology Disclosure Agreement and Related Agreements

Dear Mike:

     This letter (hereinafter "Letter Agreement") will serve as an agreement governing the termination of certain agreements between Interline Resources Corporation (hereinafter "Interline"), and Q Lube, Inc., a Delaware corporation which assigned its interest therein to Quaker State Resources, Inc., a Nevada corporation, which subsequently changed its name to Genesis Petroleum, Inc. (hereinafter "Genesis"), and Genesis Petroleum-Salt Lake, L.L.C. (hereinafter "L.C.") including that certain License and Technology Disclosure Agreement ("License Agreement") dated September 13, 1994, the Unit Purchase Agreement dated September 13, 1994, all Letters of Understanding or other agreements between the parties, together with all amendments and/or collateral agreements relating thereto. The date Interline executes this Letter Agreement shall be referred to herein as the "Effective Date."

     With respect thereto, the parties agree as follows:

     1. Sale of Unit and Equipment. Genesis agrees that upon payment in full of the amounts set forth in Paragraph 2 below, Genesis and/or its affiliates shall transfer and convey to Interline Resources, Inc., title in and to the Unit and all other assets or improvements located at Woods Cross, Utah site (the "Premises") which are owned by Genesis or its affiliates, including without limitation, the following:

          a.   Unit (as defined in the Unit Purchase Agreement);
          b.   Distillation tower(s);
          c.   Flare;
          d.   All site improvements;
          e.   All ancillary equipment;
          f.   Lab and all lab equipment; and
          g.   All interest of Genesis as a member of the L.C.


     2. Interline Payment. As payment for the assets referenced in Paragraph 1, and as partial reimbursement for exclusivity fees as provided in the License Agreement and reimbursement of costs incurred by Genesis and its affiliates in organizing the L.C., obtaining permits, purchasing equipment and fixtures, completing improvements at the site, and supplying operating capital which remains in the L.C. account, Interline shall pay to Genesis the sum of Two Million Six Hundred Twenty Seven Thousand Nine Hundred Eleven Dollars ($2,627,911.00), less the offset agreed upon in Paragraph 6 below. In addition, Interline shall pay Genesis Rent in the amount of One Hundred Twenty Five Thousand Dollars ($125,000.00), Accounting Fees in the amount of Two Thousand Dollars ($2,000.00) and the current balance for Intercompany Accounts net of capital contributions as of May 31, 1996. As of May 31, 1996 the Intercompany Account balance was One Hundred Sixty Five Thousand Nine Hundred Twenty Five Dollars ($165,925.00). Said Intercompany Account balance shall be adjusted to account for L.C. activities and adjustments from June 1, 1996 through June 19, 1996. Such amount shall be payable within one hundred twenty (120) days from the Effective Date. If such amount is not paid when due, Genesis shall be entitled to all remedies at law or equity, shall be entitled to interest on the unpaid balance at the rate of Twelve Percent (12%) per annum and shall be entitled to recover all costs incurred in enforcing this agreement, including reasonable attorneys fees.

     3. Unit Operations. Notwithstanding the provisions of Paragraph 2 above, the L.C. and/or its affiliates shall continue to be the sole operator of all Unit operations located on or about the Premises, until payment in full of all amounts set forth in Paragraph 2 above has been received by Genesis. Interline shall be entitled to all profits and obligated for all loses incurred from June 19, 1996 forward. In addition to the payment referenced in Paragraph 2, Interline agrees to reimburse Genesis, the L.C. and/or their affiliates for all reasonable expenses incurred by Genesis and/or the L.C. and their affiliates in the operation of the Unit, Unit related equipment, and all other assets at the Premises from and after the Effective Date of this Letter Agreement. Such expenses shall be reconciled on a monthly basis, and all reimbursements shall also be made on a monthly basis within Ten (10) days after Interline receives notice of such expenses. Notwithstanding the foregoing provision, Interline shall have the right to pre-approve extraordinary expenses incurred by Genesis, the L.C. and their affiliates in connection with the above-referenced operations; however, Genesis and the L.C. will not be required to seek the prior approval of Interline for reasonable and/or standard operating expenses.

     4. Indemnity. Interline hereby agrees to indemnify and hold Genesis and its affiliates harmless from any or all liabilities or claims, including all court costs and attorney's fees, that may result from any claim arising from or relating to the operations of the Unit, Unit related equipment, and all other assets located at or about the Premises, including, but not limited to, the handling, sale and disposal of materials at the Premises from and after the date Genesis or any of its affiliates transfers title in and to the Unit and related equipment as provided in Paragraph 1 above, and transfers control of the Unit and its operation to Interline. Genesis and its affiliates will give Interline prompt written notice of the claim and the right to defend and settle the claim. Genesis and its affiliates will reasonably cooperate with Interline in the defense and settlement of the claim. Interline shall be permitted to select reasonable counsel of their choice, subject to the approval of Genesis, which approval shall not be unreasonably withheld. The Intercompany Accounts balance referenced in Paragraph 2 already contains an accrual for disposal of materials. As a result, Genesis will have no further liability for any materials requiring disposal, including, but not limited to, contaminated water and solids.

     5. Right to "Genesis" Name. Interline agrees that prior to the transfer by Genesis of all of its membership interest and other right and title in and to the L.C., Genesis shall cause the L.C. to return to Genesis all of the L.C.'s rights in and to the name "Genesis Petroleum-Salt Lake", and Interline shall have thirty (30) days from the date of such transfer to acquire and register a new name for the L.C.

     6. Interline Stock. On the Effective Date, the parties shall offset the sum of Six Hundred Thousand Dollars ($600,000.00) against the amounts due and owing from Interline to Genesis pursuant to Paragraph 2 herein. In exchange for this offset, on the Effective Date hereof, Interline shall transfer to Genesis .769 percent of the issued and outstanding common stock of Interline (hereinafter "Stock".)

     7. Termination of Agreements and License Rights. The parties agree that the Unit Purchase Agreement shall be terminated on the Effective Date hereof. The Parties further agree that all rights of Genesis and its affiliates in and to the licenses granted in the License Agreement shall be terminated effective upon receipt of the payment of all sums set forth in Paragraph 2 above. At such time, all of the agreements referred to in the first paragraph of this Letter Agreement shall be terminated and neither party or its affiliates shall have any obligation or liability to the other party or its affiliates, except as set forth in this Letter Agreement. Provided, however, in the event such sums are not timely paid, Genesis and its affiliates shall retain all license rights in the License Agreement, specifically including the right to operate the existing Unit. The confidentiality provisions contained in Paragraph 13.1 of the License Agreement shall survive termination.

     8. Further Assurances. The parties agree to act in good faith to accomplish the intent of this agreement and to execute all further documents as may be hereafter required to effectuate and carry out the intent and terms of this Agreement.

     In the event the foregoing is an acceptable recitation of the facts and agreements of the parties, and if Interline is in full agreement therewith, please execute this Letter in the place duly provided below, and return the Letter to me as soon as possible.

                              Sincerely,

                              GENESIS PETROLEUM, INC.



                              Shane D. Smoot

                       ACKNOWLEDGMENT


     Interline Resources Corporation has read the terms of the foregoing Letter Agreement governing the terminating of all prior agreements between the parties, and, with the intent that such provisions and terms contained in the Letter Agreement be legally binding, do hereby fully consent and agree to the terms of the Letter Agreement.


INTERLINE RESOURCES CORPORATION




By:________________________________



Its:_______________________________



Date:______________________________